                   THIS DOCUMENT IS IMPORTANT AND REQUIRES
                           YOUR IMMEDIATE ATTENTION

   You are required under the Canada Business Corporations Act to send the certificates for your First Preferred Shares of Dominion Textile Inc. to
    Dominion Textile c/o Montreal Trust Company of Canada by no later than January 26, 1998. If you require further information about this notice, please call Montreal Trust Company of Canada at 1-800-639-0802 or
                     (514) 982-7535 in the Montreal area.

                              DT ACQUISITION INC.
                OFFER TO PURCHASE THE FIRST PREFERRED SHARES OF
                             DOMINION TEXTILE INC.

               NOTICE PURSUANT TO THE PROVISIONS OF SECTION 206
                    OF THE CANADA BUSINESS CORPORATIONS ACT

TO:  HOLDERS OF FIRST PREFERRED SHARES OF DOMINION TEXTILE INC.

     Pursuant to an offer dated October 29, 1997 (the "Offer"), DT Acquisition Inc. ("DTA") offered to purchase all of the First Preferred Shares (the "First Preferred Shares") of Dominion Textile Inc. ("Dominion Textile") at a price of $109.50 (Cdn.) cash per First Preferred Share. DTA subsequently increased the consideration payable for each First Preferred Share tendered to the Offer to $150.00 (Cdn.) cash per First Preferred Share and extended the time during which the Offer was open for acceptance to 4:00 p.m. (Toronto time) on December 29, 1997 (the "Expiry Time").

     As of the Expiry Time, the holders of more than 90% of the First Preferred Shares to which the Offer relates have accepted the Offer and DTA has taken up and paid for the First Preferred Shares tendered to the Offer.

     In accordance with the Canada Business Corporations Act (the "Act"), you are hereby given notice that you are required under the Act to elect by no later than January 26, 1998, either:

     (i) to transfer your First Preferred Shares to DTA on the terms on which it acquired the First Preferred Shares of the holders who accepted the Offer (i.e. for $150.00 (Cdn.) cash per First Preferred Share), or

     (ii) to demand payment of the fair value of your First Preferred Shares by notifying DTA of your election.

     If you elect to transfer your First Preferred Shares to DTA as contemplated under clause (i) above, you should deliver the certificate(s) representing your First Preferred Shares and a letter advising DTA of your election to:

                                    By Mail

                       Montreal Trust Company of Canada
                            Stock Transfer Services
                             151 Front Street West
                                   8th Floor
                               Toronto, Ontario
                            Attn: Re-Org Department
                                    M5J 2N1

                                    By Hand

     Montreal Trust          Montreal Trust          Montreal Trust          Montreal Trust
   Company of Canada       Company of Canada       Company of Canada       Company of Canada
Stock Transfer Services Stock Transfer Services Stock Transfer Services Stock Transfer Services
  Western Gas Tower       Place Montreal Trust   151 Front Street West        4th Floor
 530-8th Avenue S.W.    1800 McGill College Ave.       8th Floor           510 Burrard Street
  Calgary, Alberta         Montreal, Quebec        Toronto, Ontario         Vancouver, B.C.
      T2P 3S8                   H3A 3K9                 M5J 2N1                 V6C 3B9
Attn: Re-Org Department                         Attn: Re-Org Department   Attn: Re-Org Dept.

Upon receipt of your election and certificates(s), Montreal Trust Company of Canada ("Montreal Trust") will send you a cheque for the amount to which you are entitled.

     If you elect to demand payment of the fair value of your First Preferred Shares as contemplated under clause (ii) above, you should deliver the certificate(s) representing your First Preferred Shares and a letter advising DTA of your election to Montreal Trust at one of the above addresses. You must notify DTA of such election by no later than January 26, 1998. You must then apply to a court having jurisdiction for a determination of the fair value of your First Preferred Shares by no later than February 9, 1998. If you do not apply to a court by that date, you will be deemed to have elected to transfer your First Preferred Shares to DTA on the same terms as the Offer and to receive $150.00 (Cdn.) cash per share. In that event, upon receipt of the certificate(s) for your First Preferred Shares, Montreal Trust will send you a cheque for the amount to which you are entitled.

     If you fail to notify DTA (either directly or c/o Montreal Trust) of your election under either clause (i) or (ii) above within the time specified, you will be deemed to have elected to transfer your First Preferred Shares to DTA on the terms of the Offer and to receive $150.00 (Cdn.) cash per share. Upon receipt of your certificate(s), Montreal Trust will send you a cheque for the amount to which you are entitled.

     No matter which election you make, you are required by the Act to send the certificate(s) representing your First Preferred Shares to Dominion Textile c/o Montreal Trust by no later than January 26, 1998. The certificate(s) may be sent "as is" and does not need to be endorsed. A return envelope is enclosed for your convenience.

     Montreal Trust is acting as agent on behalf of DTA for purposes of receiving your election and is acting as agent on behalf of Dominion Textile in receiving the certificates for your First Preferred Shares and in making the payments referred to above.

     DATED this 30th day of December, 1997.

                                      DT ACQUISITION INC.


                                      By: /s/ Jerry Zucker
                                          ------------------------------
                                              Jerry Zucker
                                              Chairman, President and
                                              Chief Executive Officer